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                                                                     Exhibit 8.1

                                    September ____, 2000


CFM Technologies, Inc.
150 Oaklands Boulevard
Exton, Pennsylvania 19341

          Re:  Federal Income Tax Consequences of
               Proposed Merger of M2C Acquisition Corporation
               With and Into CFM Technologies, Inc.
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Ladies and Gentlemen:

          We have acted as counsel to CFM Technologies, Inc., a Pennsylvania corporation ("CFM"), in connection with the transactions described in the Agreement and Plan of Merger dated as of June 27, 2000 (the "Merger Agreement") among Mattson Technology, Inc., a Delaware corporation ("Mattson"), M2C Acquisition Corporation, a Delaware corporation ("Sub"), and CFM.. Pursuant to the Merger Agreement, Sub shall be merged with and into CFM (the "Merger") at the Effective Time (as defined in the Merger Agreement), with CFM being the surviving corporation.

          Mattson has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Mattson ("Mattson Common Stock") to be issued to the CFM shareholders in the Merger in exchange for their common stock in CFM ("CFM Common Stock"). In addition, CFM and Mattson have prepared a Proxy Statement/Prospectus dated ____________, 2000 (the "Proxy Statement/Prospectus"), which is made a part of the Registration Statement.
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CFM Technologies, Inc.
September __, 2000
Page 2

          In rendering the opinion set forth below, we have reviewed the Merger Agreement, and have also reviewed and relied upon the accuracy of the facts stated in the Proxy Statement/Prospectus (including Exhibits thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

          Our delivery of an opinion as to certain of the federal income tax consequences pursuant to Section 7.3(e) of the Merger Agreement is conditioned, among other things, upon there being no change in the law applicable to the Merger between the date hereof and the closing of the Merger and upon our receiving such executed letters of representation from Mattson, Sub and CFM as we shall request. In the event that we are unable to deliver an opinion confirming such federal income tax consequences at the closing of the Merger, this opinion shall be deemed to be withdrawn.

          Based upon and subject to the foregoing, and assuming that the Merger is carried out in the manner described in the Registration Statement, we confirm to you that the discussion of the material United States federal income tax consequences under the caption "Material Federal Income Tax Consequences" (the "Tax Section") fairly and accurately represents our opinion that no gain or loss should be recognized by the CFM shareholders to the extent that they receive whole shares of Mattson Common Stock in exchange for their shares of CFM Common Stock.

          Our opinion is subject to the qualifications, assumptions and limitations set forth herein and in the Tax Section, and no opinion is expressed regarding matters not referred to herein.

          This opinion is being furnished to CFM in connection with its preparation of the Proxy Statement/Prospectus. It is expressed solely for the benefit of CFM and may not be relied upon in any manner or for any purpose by any other person.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

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